EXHIBIT 99.1

NEWS RELEASE

CONTACT: Lester A. Aaron, CFO

818.591.9800

Calabasas, CA October 15, 2015 - Unico American Corporation (NASDAQ – UNAM”) (“Unico,” the “Company”), announced that on October 9, 2015, the Company concluded that a charge for impairment of the Company’s capitalized computer software costs, related to a contract entered into on November 1, 2012, was required under U.S. generally accepted accounting principles. The capitalized costs included $1,287,460 of paid and $223,442 of accrued unpaid invoices from the software vendor, Insurance Systems, Inc. (“ISI”). The capitalized costs included licensing, configuration and customization activities, coding, testing, and installation of a new policy administration system. The impact of this impairment to the Company’s consolidated statements of operations is expected to be a charge of $1,287,460 before income taxes to be recognized as a subsequent event in the quarter ended September 30, 2015. The decision to impair the asset was based on the Company’s beliefs that the ISI software had not achieved and would not be able to achieve the Company’s expected implementation targets and that the Company was unable to renegotiate the terms of its agreement with ISI. The Company believes that it will need to make future cash expenditures to replace its legacy system but it is unable to estimate the amount at this time. While the Company’s legacy system continues to support the Company’s existing operations, the Company believes it would realize more competitive parity with respect to product and service by switching to a more contemporary platform.

On October 9, 2015, the Company filed a lawsuit in Los Angeles County against ISI. Causes of action stated in the lawsuit include fraudulent inducement and intentional misrepresentation, negligent misrepresentation, negligence, violation of business and professional code, breach of implied warranty of merchantability, breach of implied warranty of fitness, breach of contract and breach of implied covenant of good faith and fair dealings. The lawsuit seeks an unspecified amount in monetary damages plus punitive damages against ISI.

Unico is headquartered in Calabasas, California. Unico is an insurance holding company that underwrites property and casualty insurance through its insurance company subsidiary; provides property, casualty and health insurance through its agency subsidiaries; and through its other subsidiaries provides insurance premium financing and membership association services. Unico has conducted the majority of its operations through its insurer subsidiary, Crusader Insurance Company, since 1985. For more information about Crusader, visit www.crusaderinsurance.com.

Safe Harbor Statement, under Private Securities Litigation Reform Act of 1995: Certain statements contained herein that are not historical facts are forward-looking. These statements, which may be identified by forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “looking,” “pleased,” “may,” “should,” and “would,” involve risks and uncertainties, many of which are beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from these forward-looking statements. Factors which could cause actual results to differ materially include underwriting actions not being effective, rate increases for coverages not being sufficient, premium rate adequacy relating to competition or regulation, actual versus estimated claim experience, regulatory changes or developments, unforeseen calamities, general market conditions, and the Company’s ability to introduce new profitable products.